UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 22, 2018 (January 17, 2018)

Date of Report (Date of earliest event reported):

Learning Tree International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27248	95-3133814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13650 Dulles Technology Drive, Herndon, Virginia		20171
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 709-9119

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 8.01          Other Events.

On January 17, 2018, Dr. David C. Collins and Mrs. Mary C. Collins filed with the Securities and Exchange Commission an amendment to their beneficial ownership report on Schedule 13D (“Schedule 13D Amendment”). In this Schedule 13D Amendment it was reported that Dr. and Mrs. Collins have reached the determination to seek to reduce their ownership in Learning Tree International, Inc. (the “Company”) common stock by selling or otherwise disposing of some or all of their shares in the Company, and that they may engage in discussions with third parties, including other stockholders of the Company. The Schedule 13D Amendment also reported that Dr. and Mrs. Collins engaged Kerlin Capital Group to assist them in connection with the review of their investment in the Company. Dr. and Mrs. Collins informed the Company’s Board of Directors of their determination to sell or dispose of some or all of their shares, and that they intend to work cooperatively with the Company in connection therewith.

Based on their Schedule 13D Amendment, Dr. and Mrs. Collins beneficially own approximately 56.7% of the outstanding shares of the Company. Accordingly, if Dr. and Mrs. Collins were to complete the sale or disposition of a substantial portion or all of their shares of Company common stock such transaction(s) may result in a change of control of the Company. Further, the Company notes that any such transaction(s) that Dr. and Mrs. Collins may structure, undertake or consummate with respect to their shares of Company common stock could be completed without their prior public announcement, and, therefore, any subsequently announced completed transaction(s) could impact the market for the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 22, 2018	LEARNING TREE INTERNATIONAL, INC.

	By:	/s/ David W. Asai
David W. Asai
Chief Financial Officer (Principal Financial Officer)